EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-256995) on Form S-3 and (Nos. 333-209617, 333-183980, 333-182810, 333-188256, 333-182224) on Form S-8 of our reports dated February 18, 2022, with respect to the consolidated financial statements of Weyerhaeuser Company and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Seattle, Washington

February 18, 2022